Exhibit 23(i)

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement on Form SB-2 or our report dated April 17, 2006 relating to the consolidated financial statements of International American Technologies, Inc. and to the reference to this firm under the caption "Experts" in the Prospectus.

/s/ Thomas Leger & Co., L.L.P.

Thomas Leger & Co., L.L.P.

Houston, TX
November 21, 2006